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                                                                     EXHIBIT 2.5


                                ESCROW AGREEMENT


         THIS ESCROW AGREEMENT ("Escrow Agreement") is dated as of the 11th day of February 1998 among KENDLE INTERNATIONAL INC., an Ohio corporation with a mailing address of 441 Vine Street, Suite 700, Cincinnati, Ohio 45202,
Attention: Paul F. Ritter, Esq., Director of Legal Affairs ("Kendle"), and TZUO-YAN LEE ("TYL"), JEAN C. LEE ("JCL") , MICHAEL MINOR ("Minor"), CONWAY LEE ("CL"), STEVEN LEE ("SL"), JCL, as Trustee under a Trust dated March 8, 1991 fbo JENNIFER LEE ("JL"), and CITICORP TRUST-SOUTH DAKOTA, as trustee under an agreement dated May 15, 1997 made by TYL (the "Trust"), with a notice address of 244 Ridgewood Avenue, Glen Ridge, New Jersey 07028, except that Minor's notice address is 31 Mayflower Drive, Red Bank, New Jersey 07701 (TYL, Minor, CL, SL, JL and the Trust collectively, the "Sellers"), and THE FIFTH THIRD BANK with a mailing address of 38 Fountain Square Plaza, Cincinnati, Ohio 45263, as the escrow agent hereunder ("Escrow Agent").

                                   BACKGROUND
                                   ----------

         A. Effective as of February 11, 1998 Kendle and the Sellers entered into a Stock Purchase Agreement (the "Purchase Agreement"). Pursuant to the terms of said Purchase Agreement, Kendle (or its assignee) will purchase from the Seller all of the issued and outstanding capital stock of ACER/EXCEL INC. ("Acer/Excel").

         B. The parties desire to enter into this Escrow Agreement to provide for an escrow of One Hundred Twenty Four Thousand Two Hundred Twenty Four (124,224) shares of common stock, no par value per share, of Kendle (the "General Escrow Kendle Shares"), Sixty Two Thousand One Hundred Twelve (62,112) of which (subject to adjustment pursuant to Section 5(h) hereof) shall be released, subject to the terms of this Escrow Agreement, to Sellers on the first anniversary date of the closing of the transactions contemplated in the Purchase Agreement and Sixty Two Thousand One Hundred Twelve (62,112) of which (subject to adjustment pursuant to Section 5(h) hereof) shall be released, subject to the terms of this Escrow Agreement, to Sellers on the second anniversary date of the closing of the transactions contemplated in the Purchase Agreement, all to provide financial support for Sellers' obligation to indemnify Kendle for any breaches of warranty or representation by Sellers under the Purchase Agreement.

         C. The parties also desire to enter into this Escrow Agreement to provide for an escrow of One Hundred Ninety Seven Thousand Five Hundred Sixteen (197,516) shares of common stock, no par value per share, of Kendle (the "Tax Escrow Kendle Shares") and Two Million Eight Hundred Twenty Thousand Dollars ($2,820,000)(the "Cash Escrow Amount") (the Tax Escrow Kendle Shares and the Cash Escrow Amount collectively, the "Tax Escrow Fund"), which shall be released, subject to the terms of this Escrow Agreement, to Sellers upon receipt of the Private Letter Ruling (as defined hereinafter).



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                                        2

     D. The Sellers' respective interests in the Escrow Fund (as defined hereinafter) are as set forth on Schedule I.

     NOW, THEREFORE, in consideration of the mutual covenants set forth below and other good and valuable consideration, the parties hereto agree as follows:

     1. DESIGNATION AND DELIVERY. Kendle and Sellers hereby designate The Fifth Third Bank as "Escrow Agent" under this Escrow Agreement. Kendle and Sellers hereby deliver to the Escrow Agent a copy of the Purchase Agreement, which agreement is attached hereto as Exhibit "A." Kendle, in accordance with the Purchase Agreement, hereby delivers to the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of, a certificate or certificates, each duly endorsed in blank or with stock powers duly endorsed in blank evidencing the One Hundred Twenty Four Thousand Two Hundred Twenty Four (124,224) General Escrow Kendle Shares and the One Hundred Ninety Seven Thousand Five Hundred Sixteen (197,516) Tax Escrow Kendle Shares and cash in the amount of the Cash Escrow Amount (the "Deposit").

     2.   INVESTMENT OF THE DEPOSIT; DIVIDENDS AND DISTRIBUTIONS WITH RESPECT
TO THE DEPOSIT. The Escrow Agent is hereby authorized to invest the Cash Escrow Amount and any other cash in the Escrow Fund (as defined hereinafter) in money market funds, including the Fountain Square U.S. Treasury Obligations Fund sponsored by the Escrow Agent's affiliate, Fountain Square Funds. The Escrow Agent shall cause all dividends, distributions (including shares distributed in a stock split), proceeds from any sale or liquidation, or other income earned on or with respect to the Deposit to be added to the Deposit. Such deposited dividends, distributions or other income shall, together with the Deposit, constitute the "Escrow Fund" to be distributed as provided in Section 5 hereof. The Sellers shall be entitled to exercise all voting rights with respect to the General Escrow Kendle Shares, the Tax Escrow Kendle Shares and any other securities held from time to time as part of the Escrow Fund until such time as any such securities are distributed to Kendle in accordance with Section 5 hereof.

     3. ESCROW AGENT AS CUSTODIAN; EXPENSES. The Escrow Agent shall, for all purposes of this Escrow Agreement, be treated as and considered legally a custodian. The Escrow Agent shall be entitled to rely conclusively upon the written notice provided in Section 5 and may assume the genuineness of all signatures and documents and the authority of all signatories. The Escrow Agent shall have no liability except for gross negligence or willful misconduct in the performance of its duties under this Escrow Agreement. Kendle and the Sellers, collectively, shall each assume and pay one half (1/2) of all costs and expenses of the Escrow Agent incurred in its capacity as the Escrow Agent under this Escrow Agreement. The fees of the Escrow Agent are set forth on Exhibit "B" attached hereto and incorporated herein.

     4.   RESIGNATION; DISAGREEMENTS.

          (a) Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Fund to any successor Escrow Agent designated by the other


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                                        3

     parties hereto in writing, or to any court of competent jurisdiction as provided below. The resignation of Escrow Agent will take effect on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction), or (b) the day which is thirty (30) days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

          (b) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Fund until Escrow Agent shall have received (i) a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Fund, or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Fund, in which event Escrow Agent shall disburse the Escrow Fund in accordance with such order or agreement. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question.

     5.  TERMINATION AND DISTRIBUTION OF ESCROW.

          (a) Except as provided in Sections 5(f), 5(h) or 5(i), this Escrow Agreement shall terminate upon the earlier of (i) February 11, 2000, or
     (ii) the date upon which the Escrow Agent shall have distributed the Escrow Fund as provided herein;

          (b) If, on or prior to February 11, 1999, the date that is the first anniversary of the closing of the transactions contemplated by the Purchase Agreement (the "Anniversary Date"), Kendle shall not have delivered to the Escrow Agent and Sellers a notice of claim with respect to the Escrow Fund based on breaches by the Sellers of warranties or representations contained in the Purchase Agreement ("General Escrow Notice of Claim"), one half (1/2) of the General Escrow Kendle Shares, plus all dividends, distributions and other income earned thereupon, shall promptly be released to Sellers by the Escrow Agent;

          (c) If, on or prior to the Anniversary Date, Kendle shall have delivered a General Escrow Notice of Claim under Section 8(b) of the Purchase Agreement to the Escrow Agent and Sellers and Sellers shall not have disputed the General Escrow Notice of Claim within ten (10) business days after their receipt of the General Escrow Notice of Claim, the General Escrow Kendle Shares, plus all dividends, distributions and other income earned thereupon, (or such lesser amount as may be specified in Kendle's General Escrow Notice of Claim), shall promptly be released to Kendle by the Escrow Agent;


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                                        4

          (d) If, on or prior to February 11, 2000, the date that is the second anniversary of the closing of the transactions contemplated by the Purchase Agreement (the "Second Anniversary Date"), Kendle shall not have delivered to the Escrow Agent and Sellers a General Escrow Notice of Claim, one half (1/2) of the General Escrow Kendle Shares, plus all dividends, distributions and other income earned thereupon, shall be promptly released to Sellers by the Escrow Agent;

          (e) If, on or prior to the Second Anniversary Date, Kendle shall have delivered a General Escrow Notice of Claim to the Escrow Agent and Sellers, and Sellers shall not have disputed the General Escrow Notice of Claim within ten (10) business days after their receipt of the General Escrow Notice of Claim, the remainder of the General Escrow Kendle Shares, plus all dividends, distributions and other income earned thereupon, (or such lesser amount as may be specified in Kendle's General Escrow Notice of Claim), shall promptly be released to Kendle by the Escrow Agent; and,

          (f) If, on or prior to the Second Anniversary, Kendle shall have delivered a General Escrow Notice of Claim or multiple General Escrow Notices of Claim to the Escrow Agent and Sellers which is or are timely disputed by Sellers, the Escrow Agent shall hold the General Escrow Kendle Shares, plus all dividends, distributions and other income earned thereupon, until the dispute or disputes is or are resolved by a court of competent jurisdiction, even if resolution of the disputes occurs after February 11, 2000, and shall distribute the General Escrow Kendle Shares, plus all dividends, distributions and other income earned thereupon, either pursuant to joint written instructions from Kendle and Sellers or pursuant to court order.

          (g) The portion of the Escrow Fund represented by the General Escrow Kendle Shares, plus all dividends, distributions and other income earned thereupon, shall be available to Kendle, in the event Sellers receive an unfavorable private letter ruling from the Internal Revenue Service ("IRS") on the possible inadvertent termination of the Subchapter S election by the shareholders of Acer/Excel or if Sellers withdraw their request for such a private letter ruling, after Kendle delivers to the Escrow Agent and Sellers a General Escrow Notice of Claim, to compensate it for Adverse Consequences (as defined in the Purchase Agreement) related to one half (1/2) of the costs of adjustments under Section 481(a) of the Internal Revenue Code and for the actual additional federal and state income tax burden attributable to Acer/Excel being taxed as a regular "C" corporation and as an accrual (as opposed to cash) basis taxpayer, the amount of said Adverse Consequences to be determined after Kendle and Sellers consult in good faith with the goal of minimizing or mitigating such additional federal and state income tax burden.

          (h) Upon Sellers' receipt from the IRS of a favorable private letter ruling on the possible inadvertent termination of the Subchapter S election by the shareholders of Acer/Excel, to the effect that the termination of that Subchapter S election was "inadvertent" within the meaning of Section 1362(f) of the Code and that ACER will be treated by the IRS


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                                        5

     as an S Corporation from the date of such "inadvertent termination" and thereafter (the "Private Letter Ruling"), the Tax Escrow Fund, plus all dividends, distributions and other income earned thereupon, shall be promptly released to Sellers by the Escrow Agent other than Sixty Two Thousand One Hundred Twelve (62,112) Tax Escrow Kendle Shares [One Million Dollars ($1,000,000) in value, valuing each such Kendle Share at Sixteen and 10/100 Dollars ($16.10),] which shall be added to and for all purposes of this Agreement constitute a portion of the General Escrow Kendle Shares.

          (i) Upon Sellers' receipt from the IRS of an unfavorable private letter ruling on the possible inadvertent termination of the Subchapter S election by the shareholders of Acer/Excel or if Sellers withdraw their request for such a private letter ruling then the following shall occur:
     (I) Sellers shall be deemed to have irrevocably waived their right to appeal or to take further administrative steps with respect to such unfavorable private letter ruling or the subject matter thereof (except for appeals filed and finally determined at least ten (10) days prior to the date Kendle is required to file Form 8023); and (II) the Tax Escrow Fund, plus all dividends, distributions or other income earned thereupon, or such lesser amount as Kendle sets forth in a notice of claim with respect to Acer/Excel's terminated Subchapter S status delivered to the Escrow Agent and the Sellers ("Tax Escrow Notice of Claim"), shall be promptly released to Kendle by the Escrow Agent. If the value of the Tax Escrow Fund, plus all dividends, distributions or other income earned thereupon, valuing the Tax Escrow Kendle Shares pursuant to Section 5(j) hereof ("Tax Escrow Fund Distribution Date Value"), released to Kendle by the Escrow Agent is Six Million Dollars ($6,000,000), the Sellers shall have no further liability with respect to Kendle's inability to make an advantageous election under
     Section 338(h)(10) of the Internal Revenue Code or for one half (1/2) of the costs of adjustments under Section 481(a) of the Internal Revenue Code, all as set forth in Section 8(b)(iv) of the Purchase Agreement (the "Liquidated Damages Matters"). If the Tax Escrow Fund Distribution Date Value is less than Six Million Dollars ($6,000,000), the Requisite Sellers, jointly and severally, shall be liable to pay Kendle the amount by which the Tax Escrow Fund Distribution Date Value is less than Six Million Dollars ($6,000,000) with five (5) business days after demand therefore and, after such payment, the Sellers shall have no further liability with respect to the Liquidated Damages Matters. If the Tax Escrow Fund Distribution Date Value is greater than Six Million Dollars ($6,000,000), the amount of such excess shall be promptly released by the Escrow Agent to the Sellers.

          (j) The value of any General Escrow Kendle Shares or Tax Escrow Kendle Shares released to Kendle (but not Tax Escrow Kendle Shares converted into General Escrow Kendle Shares) pursuant to this Section 5 shall be determined by reference to the average closing bid price for shares of Kendle common stock on the NASDAQ National Market System during the twenty
     (20) trading days prior to either the date of a disputed claim is finally determined or, if a claim is not disputed, the date of release.

     6. DUTIES OF ESCROW AGENT. The duties of the Escrow Agent under this Escrow Agreement shall be entirely administrative and the Escrow Agent shall not be liable to any third party as a result of any action or omission taken or made by it, if taken in good faith, except for gross negligence or willful misconduct in performing its duties. Except as otherwise set forth in Section 5(h), in the event of disagreement or dispute between Kendle and Sellers with respect to disposition of the Escrow Fund, the Escrow Agent shall promptly initiate an appropriate legal proceeding to obtain a judicial determination of the respective parties' rights to the Escrow Fund. No rights are intended to be granted to any third party hereunder. Kendle and Sellers shall severally (each being responsible for fifty percent (50%) of the indemnity account) indemnify, defend and hold harmless the Escrow Agent and reimburse the Escrow Agent from and for any and all liability, costs and expenses, including reasonable attorneys' fees, the Escrow Agent may suffer or incur by reason of its execution and performance of this Escrow Agreement. The Escrow Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination or recision of this Escrow Agreement, unless in writing received by it and signed by Kendle and/or Sellers.

          In the event that the Escrow Agent shall find it necessary to consult with counsel of its own choosing in connection with this Escrow Agreement, the Escrow Agent shall not incur any liability for any action taken in good faith in accordance with such advice. Kendle and Sellers, jointly and severally, shall indemnify and hold harmless the Escrow Agent for any liability, loss, claim or damage incurred by the Escrow Agent in connection with this Escrow except for any such liability, costs, expenses (including reasonable attorneys' fees), loss, claims or damage which is a result of Escrow Agent's own gross negligence or willful misconduct. This indemnification shall survive termination of this Escrow Agreement. Kendle and Sellers agree that Kendle, on the one hand, and Sellers, collectively, on the other hand, shall each assume and pay fifty percent (50%) of all amounts due to Escrow Agent as a result of this indemnification.

          Escrow Agent is not a party to, and is not bound by, any agreement which may be evidenced by, or arise out, the foregoing instruction, other than as expressly set forth herein. In the event that any of the terms and provisions of any other agreement (excluding any amendment to this Escrow Agreement) between any of the parties hereto, conflict or are inconsistent with any of the provisions of this Escrow Agreement, the terms and provisions of this Escrow Agreement shall govern and control in all respects.

     7. NOTICES. All notices, consents or other communications required or permitted to be given under this Escrow Agreement shall be in writing and shall be deemed to have been duly given:

          (a) when delivered personally,

          (b) five (5) business day after being sent by an overnight delivery service, postage or delivery charges prepaid, or



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                                        7

          (c) on the date on which a telegram or facsimile is transmitted to the parties at their respective addresses stated above.

Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 7, except that any such change of address notice shall not be effective unless and until received.

     8. AMENDMENT. No amendment or modification of this Escrow Agreement shall be effective unless in writing and signed by the parties.

     9. PARTIES IN INTEREST. This Escrow Agreement shall bind, benefit, and be enforceable by and against each party hereto and their successors, assigns, heirs and personal representatives. No party shall in any manner assign any of its rights or obligations under this Escrow Agreement without the express prior written consent of the other parties.

     10. NO WAIVERS. No waiver with respect to this Escrow Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of the same or any other right, power or remedy.

     11. SEVERABILITY. If any provision of this Escrow Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

     12. COUNTERPARTS. This Escrow Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original hereof, and it shall not be necessary in making proof of this Escrow Agreement to produce or account for more than one original counterpart hereof.

     13. CONTROLLING LAW. This Escrow Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Ohio applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

     14. DEFINITIONS. To the extent not specifically defined herein, all terms used herein shall have the meanings ascribed to them in the Purchase Agreement.


                     (remainder of page intentionally blank)


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                                        8

         IN WITNESS WHEREOF, the parties have executed, or caused their duly authorized representatives to execute, this Escrow Agreement on the date first written above.

                                     KENDLE INTERNATIONAL INC.

                                     By:
                                        ----------------------------------------
                                         Name:
                                         Title:


                                     -------------------------------------------
                                     TZUO-YAN LEE

                                     -------------------------------------------
                                     JEAN C. LEE

                                     -------------------------------------------
                                     MICHAEL MINOR

                                     -------------------------------------------
                                     CONWAY LEE

                                     -------------------------------------------
                                     STEVEN LEE

                                     -------------------------------------------
                                     JEAN C. LEE, as Trustee under a Trust dated
                                      March 8, 1991 fbo JENNIFER LEE

                                     CITICORP TRUST-SOUTH DAKOTA, as Trustee
                                      under an agreement dated May 15, 1997

                                     By:
                                        ----------------------------------------
                                         Name:
                                         Title:
Received and accepted:

THE FIFTH THIRD BANK
Escrow Agent

By:
   ----------------------------
      Name:
      Title:


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                                   EXHIBIT "A"
                                   -----------

                               Purchase Agreement
                               ------------------

                                   EXHIBIT "B"
                                   -----------

                                Escrow Agent Fees
                                -----------------

                                   SCHEDULE I
                                   ----------


Seller                                     Percentage Interest in Escrow Fund
------                                     ----------------------------------

Tzuo-Yan Lee                                              35.4635%

Jean C. Lee                                               31.7282%

Michael Minor                                             9. 9910%

Conway Lee                                                 6.4806%

Steven Lee                                                 6.4806%

Jean C. Lee, as Trustee                                    6.4806%

Citicorp Trust-South Dakota, as Trustee                    3.3753%